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                                                                   EXHIBIT 99.11






               Consent of Morgan Stanley & Co. International Ltd.


We hereby consent to the use in the Registration Statement of Alcan Inc. ("Alcan") on Form S-4 and in the Prospectus of Alcan, which is part of the Registration Statement, of the inclusion of the direct translation of an extract of the analyses of the economic terms of the French offer contained in the French information memorandum dated July 7, 2003, as amended. The foregoing analyses were prepared solely for inclusion in the French offering memorandum and are not a recommendation to shareholders with respect to the offer. In giving the foregoing consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities Act or the rules and regulations promulgated thereunder.





                                        MORGAN STANLEY & CO. INTERNATIONAL LTD.



                                        By: /s/ Michel Antakly
                                            ----------------------------
                                                Michel Antakly

                                                Managing Director

London, England

11 September 2003